Exhibit 4.1

AMENDED AND RESTATED

AMENDMENT TO PROMISSORY NOTE

*September 18, 2003*

WHEREAS, Biovest International, Inc. (“Biovest”) and Accentia, Inc. (“Accentia”) are parties to that certain Promissory Note (“Promissory Note”) issued by Accentia to Biovest on June 16, 2003 in the principal amount of $2,500,000 originally due on September 16, 2003; and

WHEREAS, effective September 16, 2003, Biovest and Accentia entered into that certain Amendment to Promissory Note (“First Note Amendment”); and

WHEREAS, the parties desire to make further amendments to the Promissory Note and to amend and restate the First Note Amendment in its entirety.

COMES NOW, Biovest and Accentia, for good and valuable consideration in hand received, hereby amend the Promissory Note by amending and restating the First Note Amendment in its entirely so that the Promissory Note shall be amended in the following respects effective September 16, 2003 and so that the First Note Amendment shall read as follows:

All principal and interest under the Promissory Note shall be due and payable as follows: $2,500,000 in principal and all accrued interest shall be due and payable on September 19, 2003; provided that in the event that by 5:00 P.M., New York Time on September 19, 2003 (1) Accentia has paid Biovest $600,000 (less any amounts (“Amendment Expenses”) paid to Morrison Cohen Singer & Weinstein, LLP pursuant to clause (2) below, the “Extension Amount”) in exchange for Biovest’s agreement to further extend the due date for payment of the Promissory Note, (2) Accentia has paid Morrison Cohen Singer Weinstein, LLP (on Biovest’s behalf) for Biovest’s legal fees of up to $15,000 plus disbursements incurred by Biovest in connection with, among other things, the negotiation, preparation, execution and delivery of this Amended and Restated Amendment to Promissory Note, the First Note Amendment, the Amended and Restated Amendment to Escrow Agreement dated an even date herewith, and the Amendment to Escrow Agreement effective September 16, 2003, and (3) Biovest has paid all amounts due to Morrison Cohen Singer & Weinstein, LLP under that certain $885,538.47 promissory note made by Biovest in favor of Morrison Cohen Singer & Weinstein, LLP without any acceleration of amounts due thereunder (namely, the $150,000 principal payment due September 16, 2003 plus accrued and unpaid interest on the entire unpaid principal amount of such note through the date hereof), then the due date for payment of the Promissory Note, as amended, shall be further extended to October 16, 2003.

In the event of any such further extension to October 16, 2003 of due date, then in connection with the timely payment in full of all amounts due under the Promissory Note (as amended hereby) Accentia shall be entitled to credit the Extension Amount and Amendment Expenses (in each case, to the extent actually paid) towards Accentia’s payment obligations under the Promissory Note (as hereby amended). If Accentia fails so to pay any of the obligations under the Promissory Note (as hereby amended) when due, the Extension Amount and Amendment Expenses (in each case, to the extent paid in any such extension) shall, in the reasonable discretion of Biovest, be applied pro rata to the purchase price for Biovest shares purchased by Accentia on or about June 16, 2003 or accepted as a fee to extend the maturity date of the Promissory Note; and under no circumstances shall Accentia be entitled to the return of the Extension Amount or any portion thereof or shall Biovest or any other party be obligated to reimburse or pay Accentia for any portion of the Amendment Expenses.

The remainder of the Promissory Note shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties have executed and delivered this Amended and Restated Amendment to Promissory Note on the date first above set forth with an effective date of September 16, 2003.

Accentia, Inc.	Biovest International, Inc
By: /s/ James A. McNulty	By: /s/ James A. McNulty
James A. McNulty	James A. McNulty
Chief Financial Officer	Chief Financial Officer

CONSENT

COMES NOW, Christopher Kyriakides and expressly consents to the foregoing Amended and Restated Amendment to Promissory Note. This CONSENT is issued in accordance with, and satisfaction of, the requirements of the Escrow Agreement dated June 16, 2003, between Biovest, Accentia and Escrow Agent.

By: /s/ Christopher Kyriakides
Christopher Kyriakides

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